UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 20, 2021

ATN INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-12593	47-0728886
(State or other	(Commission File Number)	(IRS Employer
jurisdiction of incorporation)		Identification No.)

500 Cummings Center

Beverly, MA 01915

(Address of principal executive offices and zip code)

(978) 619-1300

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of Each Class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $.01 per share	ATNI	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Introductory Note

This Current Report on Form 8-K is being filed in connection with the closing on July 22, 2021 (the “Closing Date”) of the transactions contemplated by the Agreement and Plan of Merger (the “Merger Agreement”), by and among Alaska Communications Systems Group, Inc., a Delaware corporation (“Alaska Communications”), Alaska Management, Inc., a Delaware corporation and successor in interest to Project 8 Buyer, LLC, a Delaware limited liability company (“Parent”), and Project 8 MergerSub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”). Parent is a wholly-owned subsidiary of ALSK Holdings, LLC (“ALSK Holdings”), a Delaware limited liability company formed (together with Parent and Merger Sub) for the purpose of acquiring Alaska Communications by ATN International, Inc. (the “Company”) and Freedom 3 Investments IV, LP, a Delaware limited partnership (“F3C IV”) advised by Freedom 3 Capital, LLC (“F3C”). On the terms, and subject to the conditions, of the Merger Agreement, on the Closing Date, Merger Sub merged with and into Alaska Communications (the “Merger”), with Alaska Communications continuing as the surviving corporation (the “Surviving Corporation”). As a result of the Merger, Alaska Communications became a direct wholly-owned subsidiary of Parent and an indirect wholly-owned subsidiary of ALSK Holdings. As described below in Item 1.01 of this Current Report on Form 8-K, following the Merger, the Company owned approximately 51.6% of the economic interests and approximately 54.6% of the voting interests (in each case on a fully diluted basis including the effects of warrants to purchase common units) of ALSK Holdings and will consolidate ALSK Holdings and its subsidiaries into its financial statements.

Item 1.01. Entry into a Material Definitive Agreement.

ALSK Holdings LLC Agreement.

On July 21, 2021, in connection with the closing of the Merger Agreement, the Company entered into an Amended and Restated Limited Liability Company Agreement of ALSK Holdings (the “Holdings LLC Agreement”) by and among ALSK Holdings, the Company, F3C IV, certain affiliates of and accounts managed by F3C or F3C’s affiliates, and certain other institutional investors. We refer to F3C IV, such affiliates and accounts and such other institutional investors collectively as the “Freedom 3 Investors”. The Holdings LLC Agreement governs the joint venture between the Company and the Freedom 3 Investors, including with respect to the ownership and transfer of their equity interests in ALSK Holdings, and the management and control of ALSK Holdings and its subsidiaries, including Alaska Communications.

Pursuant to the Holdings LLC Agreement, the limited liability company interests of ALSK Holdings are comprised of common units, warrants to acquire common units, and preferred units. Holders of warrants have the right to purchase common units at a purchase price per common unit and subject to other customary terms set forth in a warrant agreement between ALSK Holdings and the warrant holder. Holders of common units are entitled to one vote per common unit on all matters upon which members of ALSK Holdings have the right to vote or consent under the Holdings LLC Agreement. Preferred units do not have voting rights, although holders of preferred units, including the Company, have approval rights in connection with certain matters as further described below. Holders of preferred units are generally entitled to a liquidation preference and 9% annual cash dividend, accrued or payable quarterly. All preferred units rank equally in terms of priority in the payment of dividends and in the payment of distributions upon the liquidation or dissolution of ALSK Holdings. The Holdings LLC Agreement requires ALSK Holdings to make certain distributions to the Company and other members in proportion to their allocated shares of taxes resulting from the operations of ALSK Holdings, subject to certain conditions and exceptions.

On July 21, 2021, in consideration for the satisfaction of certain equity commitments made by the Company and the Freedom 3 Investors in connection with the signing of the Merger Agreement, ALSK Holdings issued:

•	to the Company, approximately $25.1 million of common units, $48.3 million of preferred units, and warrants to purchase common units reflecting 8.3% of fully diluted common units outstanding, at an initial exercise price of $1.00 per common unit; and

•	to the Freedom 3 Investors, approximately $23.2 million of common units, $48.3 million of preferred units, and warrants to purchase common units reflecting 2.8% of fully diluted common units outstanding, at an initial exercise price of $1.00 per common unit.

As a result of these issuances, immediately following the Merger the Company held approximately 54.6% of fully diluted common units outstanding and 50.0% of preferred units outstanding, and the Freedom 3 Investors held approximately 45.4% of fully diluted common units outstanding and 50.0% of preferred units outstanding. ALSK Holdings contributed the funds received upon issuance of the common units and preferred units to the capital of Parent for Parent’s use in connection with the Closing of the Merger.

Pursuant to the Holdings LLC Agreement and additional equity commitment letters entered into with ALSK Holdings, subject to the satisfaction of certain conditions set forth in such additional equity commitment letters, the Company and F3C IV have committed to purchase a total of $25.5 million of additional preferred units (half allocated to the Company and half to the Freedom 3 Investors) during the 12-month period following the Closing Date. In addition, the Company and F3C IV have the option (but not the obligation) to purchase an additional $25.5 million in aggregate (half allocated to the Company and half to the Freedom 3 Investors) of preferred units during the 24-month period following the Closing Date. In the event either the Company or F3C IV fail or elect not to purchase their mandatory or optional allocations, the other investor will have the option to purchase the unexercised portion.

The Holdings LLC Agreement provides for ALSK Holdings to be managed under the direction of a board of managers comprised of three managers named by the Company (including the board chair) and two managers named by the Freedom 3 Investors. The Company will have the right to designate three of the five managers for as long as the Company (and certain of its transferees) hold more common units than any other owners of ALSK Holdings and meet certain other ownership thresholds specified in the agreement. The Holdings LLC Agreement also requires that the boards of managers or boards of directors of all subsidiaries of ALSK Holdings, including Parent and Alaska Communications, be identical in all respects to the board of managers of ALSK Holdings.

The ALSK Holdings board of managers will govern all aspects of the management and control of ALSK Holdings and its subsidiaries, subject to the approval of the holders of preferred units and/or common units with respect to certain matters. These matters include amending the Holdings LLC Agreement in a manner adverse to the holders of preferred units, materially changing the nature of the business of ALSK Holdings or its subsidiaries, authorizing distributions other than as provided in the Holdings LLC Agreement, approving repurchases of common or preferred units other than as provided in the Holdings LLC Agreement, creating or changing the capital of ALSK Holdings, incurring indebtedness or providing loans, and authorizing the liquidation or dissolution of ALSK Holdings or its material subsidiaries. The Holdings LLC Agreement also requires that certain specified matters be authorized by the Company (for as long as the Company holds at least 25% of the common units outstanding) and by the Freedom 3 Investors (for as long as the Freedom 3 Investors hold at least 25% of the common units outstanding). These matters include changing the size or voting power of the board of directors, dissolving ALSK Holdings or a subsidiary, increasing the size of equity incentive plans and authorizing actions in connection with a bankruptcy. The Holdings LLC Agreement further provides that, for as long as either the Company or the Freedom 3 Investors hold at least 40% of the common units outstanding, the approval of at least four members of the board of managers is required to hire or terminate the chief executive officer of Alaska Communications, adopt or approve annual budgets providing for capital expenditures in excess of certain thresholds, adopting or amending equity compensation plans, and acquiring or disposing of certain equity interests or assets.

The Holdings LLC Agreement provides for the following rights and obligations affecting ALSK Holdings, its owners and their equity interests, each subject to customary terms, conditions and exceptions as set forth in the agreement:

•	ALSK Holdings has the right to redeem all or any portion of the preferred units outstanding at any time at a redemption price equal to the liquidation value and unpaid yield on the redeemed units as of the date of redemption, plus a premium if the redemption occurs before the third anniversary of the Closing Date or after the 78-month anniversary of the Closing Date;

•	the Company and the Freedom 3 Investors have pre-emptive rights which entitle them to purchase a pro rata share of new securities issued from time to time by ALSK Holdings or its subsidiaries, including Alaska Communications;

•	holders of a majority of the common units have drag-along rights which entitle them to require each other holder of common units and each holder of warrants to participate in a sale resulting in a change of control of ALSK Holdings;

•	holders of common units and warrants have tag-along rights which entitle them to participate in a proposed sale of common units or warrants by another holder;

•	the Company and the Freedom 3 Investors have preferred unit put rights which entitle them to require ALSK Holdings to purchase their preferred units in exchange for their liquidation value and unpaid yield as of the purchase date (in such event ALSK Holdings can require non-initiating preferred units holders to sell all of their preferred units in the same transaction);

•	ALSK Holdings has common unit call rights which entitle it to require all common unit holders to sell their common units and in-the-money warrants to ALSK Holdings in exchange for their fair market value; and

•	the Company and the Freedom 3 Investors have common unit put rights which entitle them to require ALSK Holdings to purchase their common units and in-the-money warrants for their fair market value.

The foregoing description of the material provisions of the Holdings LLC Agreement does not purport to be complete and is subject to and qualified in its entirety by reference to the full text of the agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

Credit Agreement

On the Closing Date, Merger Sub, as initial borrower, and upon, from and after the consummation of the Merger, the Surviving Corporation, as borrower (the “Borrower”), entered into a Credit Agreement with Parent and certain of the Parent’s direct and indirect subsidiaries, as guarantors, Fifth Third Bank, National Association, as Administrative Agent, and the lenders party thereto (the “Credit Agreement”), to provide debt financing in the form of a revolving facility in an aggregate amount at any one time outstanding not to exceed $35,000,000 (the “Revolving Facility”) and an initial term loan facility in the aggregate amount not to exceed $210,000,000 (the “Initial Term Facility” and, together with the Revolving Facility, collectively, the “Credit Facility”). On the Closing Date, the lenders advanced to Merger Sub (a) the full aggregate amount of the Initial Term Facility in a single borrowing and (b) $10,000,000 of the Revolving Facility.

The Initial Term Facility proceeds are to be used (a) to pay a portion of the cash purchase price for the Merger, (b) to refinance Alaska Communications’ outstanding indebtedness in the amount of $220,000,000, plus accrued and unpaid interest, (c) to pay fees and expenses associated with this transaction, and (d) for general corporate purposes.

Proceeds of the Revolving Facility are to be used, subject to certain limitations, (a) to issue letters of credit to replace or backstop existing letters of credit of Alaska Communications and its direct and indirect subsidiaries, (b) to pay fees and expenses associated with the transactions contemplated by the Merger Agreement and (c) for working capital purposes, capital expenditures and other general corporate purposes.

The Credit Facility also provides for incremental term loans (“Incremental Term Loans”) up to an aggregate principal amount of the greater of $70,000,000 and trailing twelve month Consolidated EBITDA (as defined in the Credit Facility), subject to the Borrower meeting certain conditions.

The final maturity date for the Credit Facility is July 22, 2026. The terms and conditions of the Credit Facility include the following:

•	Amounts outstanding under the Revolving Facility and Initial Term Facility bear an interest rate of LIBOR plus a margin ranging from 3.00% to 4.00% based on the Borrower’s Consolidated Total Net Leverage Ratio (as defined in the Credit Agreement). At the Borrower’s discretion, an alternate base rate may be selected at a margin that is 1% lower than the counterpart LIBOR margin;

•	Principal payments on the Initial Term Facility are due quarterly commencing in the fourth quarter of 2023 in quarterly amounts as follows: from the fourth quarter of 2023 through the third quarter of 2024, $1,312,500; and from the fourth quarter of 2024 through the third quarter of 2026, $2,625,000. The remaining unpaid balance is due on July 22, 2026;

•	Payments on any principal amount outstanding under the Incremental Term Loans will be made in the installments, on the dates and in the amounts set forth in the applicable amendment for such Incremental Term Loans;

•	The Borrower may prepay all revolving loans under the Revolving Facility at any time without premium or penalty (other than any customary LIBOR breakage costs), subject to certain notice requirements;

•	The Borrower is required to maintain financial ratios, as defined in the Credit Agreement, including (a) a maximum Consolidated Net Total Leverage Ratio of 4.00:1.00, stepping down to 3.75:1.00 beginning with the second quarter of 2024; and (b) a minimum Consolidated Fixed Charge Coverage Ratio of not less than 1.25:1.00;

•	Customary covenants restricting the incurrence or assumption of debt, granting or assuming liens, declaring dividends and making other restricted payments, making investments, dispositions, engaging in transactions with affiliates, changes to the nature of business, modifying organizational documents and material agreements, entering into sale and leaseback transactions, amending or making prepayments on certain subordinated debt, and entering into mergers and acquisitions;

•	A guarantee by the Parent and all wholly-owned subsidiaries; and

•	The Credit Facility is secured by substantially all of the personal property and certain material real property owned by the Parent, the Borrower, and its wholly-owned subsidiaries, excluding, among other things, certain federal and state licenses where a pledge is prohibited by applicable law or is permitted only with the consent of a governmental authority that has not been obtained.

The Credit Facility contains usual and customary affirmative and negative covenants of the parties for credit facilities of this type or as otherwise deemed appropriate by the Administrative Agent, subject to customary exceptions and materiality standards. The Credit Facility also contains certain customary covenants and events of default, as well as, in the event of an occurrence of an “Event of Default,” customary remedies for the lenders, including the acceleration of any amounts outstanding under the Credit Facility. The Credit Facility is not guaranteed by the Company, and the lenders have no recourse against the Company in the event of an occurrence of an “Event of Default.” Additionally, the Credit Facility includes certain customary conditions that must be met for the Borrower to borrow under the Credit Facility from time to time.

Certain parties to the Credit Agreement, including Fifth Third Bank, National Association, may perform investment banking, financial advisory, lending, or commercial banking services, or other services for the Borrower and Parent and its subsidiaries, for which they may receive compensation and expense reimbursement.

The foregoing description of the material provisions of the Credit Agreement does not purport to be complete and is subject to and qualified in its entirety by reference to the full text of the agreement, which is filed as Exhibit 10.2 to this Current Report on Form 8-K.

Item 2.01. Completion of Acquisition or Disposition of Assets.

At the effective time of the Merger (the “Effective Time”), each share of Alaska Communications’ common stock, par value $0.01 per share (“Alaska Communications Common Stock”), issued and outstanding immediately prior to the Effective Time (other than shares held by Alaska Communications, Parent or Merger Sub) was converted into the right to receive $3.40 in cash (the “Merger Consideration”), without interest.

Each restricted stock unit award issued under the stock plan of Alaska Communications that was subject solely to time-based vesting (a “Alaska Communications RSU Award”) and that was outstanding immediately prior to the Effective Time, whether or not vested, was cancelled as of the Effective Time in exchange for an amount in cash equal to the product obtained by multiplying (i) the aggregate number of shares of Alaska Communications Common Stock subject to such Alaska Communications RSU Award by (ii) the Merger Consideration.

Each restricted stock unit award issued under the stock plan of Alaska Communications that was subject to performance-based vesting (the “Alaska Communications PSU Awards”) and that was outstanding immediately prior to the Effective Time was cancelled as of the Effective Time in exchange for an amount in cash equal to the product obtained by multiplying (i) the aggregate number of shares of Alaska Communications Common Stock subject to such Alaska Communications PSU Award based on the performance certifications discussed below by (ii) the Merger Consideration. With respect to the portions of the Alaska Communications PSU Awards that were subject to vesting based on stock price appreciation, performance was certified by the Compensation Committee of the Alaska Communications’ Board of Directors (the “Committee”) to have been met for Alaska Communications PSU Awards with price targets of $3.25 per share and not met for Alaska Communications PSU Awards with price targets of $3.75 and $4.25 per share. With respect to the portions of the Alaska Communications PSU Awards that were subject to vesting based on free cash flow (the “FCF PSUs”), performance was certified by the Committee to have been met at maximum levels (with payment equal to 150% of target, in the case of 2019 FCF PSUs and 125% of target, in the case of 2020 FCF PSUs). Payment for the FCF PSUs will be made on the earliest of (i) the applicable time-based vesting date of the cancelled FCF PSUs, subject to the former holder’s continued employment through such date, (ii) the one-year anniversary of the Closing Date and (iii) the date on which the employment of the former holder is terminated without cause.

Each share of Alaska Communications Common Stock granted to the directors of Alaska Communications that was subject to a deferral election (a “Deferred Stock Award”) and that was outstanding immediately prior to the Effective Time was cancelled as of the Effective Time in exchange for an amount in cash equal to the product obtained by multiplying (i) the aggregate number of shares of Alaska Communications Common Stock subject to such Deferred Stock Award by (ii) the Merger Consideration.

The description of the Merger Agreement and the Merger contained in this Item 2.01 does not purport to be complete and is subject to and qualified in its entirety by reference to the full text of the Merger Agreement, which was filed as Exhibit 2.1 to the Current Report on Form 8-K, filed by the Company with the Securities and Exchange Commission (the “SEC”) on January 4, 2021, and is incorporated by reference herein. The information set forth in the Introductory Note and Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.01.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

On July 20, 2021, to fund the Merger Consideration in part, the Company drew $73,000,000 under its revolving credit facility under its Fourth Amended and Restated Credit Agreement among the Company, as Borrower, certain of the Company’s subsidiaries, as Guarantors, CoBank, ACB as Administrative Agent, Lead Arranger, Swingline Lender, an Issuing Lender and a Lender, Fifth Third Bank, as a Joint Lead Arranger, MUFG Union Bank, N.A., as a Joint Lead Arranger and an Issuing Lender, and the other Lenders named therein.

Item 7.01. Regulation FD Disclosure.

Press Release

On July 22, 2021, the Company issued a press release announcing the completion of the Merger. A copy of such press release is furnished herewith as Exhibit 99.1 hereto.

Exhibit 99.1 is furnished and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing made by the Company under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 9.01. Financial Statements and Exhibits.

(a) Financial Statements of Businesses Acquired.

No financial statements are being filed with this report. Any required financial statements in connection with the acquisition described in Item 2.01 will be filed by amendment pursuant to Item 9.01(a)(3) within 71 calendar days after the date on which this Current Report on Form 8-K is required to be filed.

(b) Pro Forma Financial Information.

No pro forma financial information is being filed with this report. Any required pro forma financial information in connection with the acquisition described in Item 2.01 will be filed by amendment pursuant to Item 9.01(b)(2) within 71 calendar days after the date on which this Current Report on Form 8-K is required to be filed.

(d) Exhibits

Exhibit No.	Description

2.1	Agreement and Plan of Merger, by and among Alaska Communications, Parent and Merger Sub* (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K filed on January 4, 2021).
10.1	Amended and Restated Limited Liability Company Agreement of ALSK Holdings, dated as of July 21, 2021 by and among ALSK Holdings, the Company, F3C IV, certain affiliates of F3C IV, and certain other institutional investors.
10.2	Credit Agreement, dated as of July 22, 2021, by and among the Borrower, Parent and certain of the Parent’s direct and indirect subsidiaries, as guarantors, Fifth Third Bank, National Association, as Administrative Agent, and the lenders party thereto.
99.1	Press Release, dated as of July 22, 2021, issued by the Company.
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).

* The Company has omitted schedules and other similar attachments to such agreement pursuant to Item 601(b) of Regulation S-K. The Company will furnish a copy of such omitted documents to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ATN INTERNATIONAL, INC.

	By:	/s/ Justin D. Benincasa
Justin D. Benincasa
Chief Financial Officer

Dated: July 22, 2021